BHIL DISTRIBUTORS, INC.—

RIVER CANYON FUND MANAGEMENT LLC

DISTRIBUTION FEE AGREEMENT

AGREEMENT made this 24th day of March, 2015 between BHIL Distributors, Inc. (“BHIL”), an Ohio corporation with its principal place of business at 325 John McConnell Blvd, Suite 150, Columbus, OH 43215 and River Canyon Fund Management LLC (“Company”), a Delaware limited liability company with its principal place of business at 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.

WHEREAS, BHIL acts as principal underwriter and distributor for Advisers Investment Trust (the “Trust”), an Ohio business trust registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company, which may issue its shares of beneficial interest in separate series on behalf of the investment portfolios listed in Schedule A (the “Funds”); and

WHEREAS, Company, is the Adviser of the Funds pursuant to agreements duly approved by the Trustees of the Trust, including a majority of the independent Trustees; and

NOW, THEREFORE, for and in consideration of the representations, covenants and agreements contained herein, the undersigned parties do hereby agree as follow.

SECTION 1. PAYMENT OF FEES AND EXPENSES

Company agrees to pay to BHIL the fee listed on Schedule A, payable quarterly, for the Fees and Expenses described in Section 7 of the Principal Underwriting & Distribution Agreement, dated March 24, 2015, entered into by and between BHIL and the Trust. The Principal Underwriting and Distribution Agreement is incorporated by reference into this Distribution Fee Agreement.

SECTION 2. EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective on the date hereof and, upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.

(b) This Agreement may be terminated as follows:

(i) automatically in the event of the termination of the Principal Underwriting Agreement between the Trust and BHIL;

(ii) automatically in the event of the assignment of this Agreement as defined in the Act; and

(iii) by either party to the Agreement without cause by giving the other party at least sixty (60) days’ written notice of its intention to terminate.

SECTION 3. NOTICES

Any notice under this Agreement shall be in writing and shall be addressed and delivered or mailed postage prepaid, to the other party’s principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.

SECTION 4. AMENDMENTS

This Agreement may be amended by the mutual consent of the parties at any time, which Amendment shall be in writing and signed by authorized representatives of the parties.

SECTION 5. MISCELLANEOUS

(a) This Agreement shall be construed in accordance with the laws of the State of Ohio.

(b) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Fee Agreement to be duly executed as of the day and year first above written.

RIVER CANYON FUND MANAGEMENT LLC

By:	/s/ John Plaga
Name:	John Plaga
Title:	Authorized Signatory

BHIL DISTRIBUTORS, INC.

By:	/s/ Brenda J. Bittermann
Name:	Brenda J. Bittermann
Title:	President

BHIL DISTRIBUTORS, INC.—

RIVER CANYON FUND MANAGEMENT LLC

DISTRIBUTION FEE AGREEMENT

Schedule A

(Effective March 24, 2015)

This Schedule A and the Distribution Fee Agreement to which it is attached, shall apply to the Funds listed below and any other Funds that may be created in the future for which the same company serves as the investment adviser, unless excepted below:

River Canyon Total Return Bond Fund

The fees for distribution services shall be as follows:

$25,000 annual fee

BHIL shall invoice the Company for the annual fee, in equal quarterly installments, to be paid in arrears by the Company for services rendered under the agreement. If this agreement is terminated, the portion of the annual fee due for services rendered shall be pro-rated to the date of termination.

Out of Pocket Expenses:

(a) Out of pocket expenses—Printing & Postage, Bank Charges, Regulatory Filing Fees, Rep Licensing Fees, Travel to Client Board Meetings, Dealer Agreement Set-up, Sales Literature Review and Record Retention, NSCC Fees

And

(b) Any other expenses approved by the Board.

Out of pocket expenses incurred will be included by BHIL in the invoice.

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